Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES DRILLING AND OPERATIONS UPDATE

NINE NEW WELLS SUCCESSFULLY DRILLED IN THE FIRST QUARTER OF 2006

HOUSTON – (Business Wire) – March 20, 2006 – Whittier Energy Corporation (NASDAQ: WHIT) announced today that the Company has participated in the drilling of ten wells during the first quarter of 2006, with nine wells successfully cased and in various stages of completion.

The Company announced today that the first four wells in its Southeast Texas 3D project have been successfully drilled during the first quarter. Whittier had previously announced that the first well targeting the Nodosaria formation at approximately 8,000’ had been tested at an initial rate in excess of 3 million cubic feet of gas equivalent per day (“Mmcfed”) (0.4 Mmcfed net). Three subsequent wells have been successfully drilled, discovering pay intervals in both the Nodosaria, at approximately 7,500’, and the shallower Hackberry formation. The log results indicate approximately 25’ of net pay in two of the additional wells, while the third well has net pay in excess of 150’. Completion operations on these three wells are expected to commence in April 2006 once drilling operations on the fifth well are finished. The Company plans to drill the first of its Yegua targets (14,000’) in April 2006, as well. The Company has an approximate 18% interest in the project.

The Company has also successfully completed the Scott & Hopper #5 well, which was spudded in December 2005. This was the last well of a two-well commitment relating to the Company’s June 2004 acquisition of the property. The well was perforated and fracced in the 9,500’ Vicksburg interval and was turned to sales at over 400 Mcfed (150 Mcfed net). Whittier has an approximate 43% working interest in this well.

In February 2006, Whittier drilled, logged and cased the Rachal #2 well in Webb County, Texas. The well was successfully completed in March 2006 and turned to sales at over 400 Mcfed (100 Mcfed net). The Rachal #3 location was subsequently drilled and completed and is currently flowing back the frac fluids. Whittier owns a 35% working interest in these two wells.

The Whittier #1, which was drilled on the Company’s fee minerals acreage in Zapata County, Texas in February 2006, has been successfully logged and cased to approximately 12,000’. The well was completed and fracced in March 2006 and was produced into a sales line at an initial rate of over 4 Mmcfed (1 Mmcfed net). The operator is in the process of setting a temporary plug over this interval in order to perforate and test the next pay interval. Whittier owns a 25% royalty interest in the well.

The Company also participated in the drilling of two other wells in the first quarter of 2006. Whittier participated in the successful drilling of an offset well in its non-operated Club de Campo field in Hardin County, Texas. The well discovered approximately 6’ of pay and completion operations are ongoing. The Company has an approximate 24% interest in the well. In addition, the Whittier operated Hunter’s Farm #1 was drilled to its projected depth and was deemed by the Company to be non-commercial.

The Company’s current average net production rate, considering normal downtime and shrinkage factors, is approximately 14.5 Mmcfe per day. The additional four wells completed late in the first quarter, along with the previously announced Ulrich well, are expected to add in excess of one Mmcfed in production, without

333 Clay Street • Suite 1100 • Houston, TX 77002 • Phone: (713) 850-1880 • Fax: (713) 850-1879

consideration of the additional five wells currently waiting to be completed or on field facilities to begin producing. The Company has rigs currently drilling in both its non-operated Southeast Texas 3D project and its operated South Louisiana projects.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are extremely pleased with our on-going drilling results and activity level for the first quarter of 2006. We are drilling non-proved projects that, if successful, have the potential to not only increase net production but also add to our proved reserve base. We are encouraged by the early success in our Southeast Texas 3D project, as this could be a significant driver of growth for the Company throughout the year.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit our website at www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.